EXHIBIT 16.1

BRAVERMAN  INTERNATIONAL, P.C.

January 13, 2008

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Re: CMARK International, Inc.

To Whom It May Concern:

This is to confirm that the statements made in CMARK International, Inc.'s Form 8-K are true and accurate. We confirm that our resignation as auditor of CMARK International, Inc.'s financial statements is not due to any disagreements on any matter, transaction, or event, with respect to accounting principals or practices, financial statement disclosures, or auditing scope or procedure at any time during our engagement as auditor of CMARK International, Inc.'s financial statements.

None of our reports on the financial statements contain an adverse opinion or disclaimer of opinion, nor was any financial statement qualified or modified as to uncertainty, audit scope, or accounting principles.

We understand that this letter will be filed as an exhibit to CMARK International, Inc.'s Form 8K.

Sincerely,

BRAVERMAN INTERNATIONAL, P.C.

/s/ Ivan Braverman

Braverman International, P.C.

Name: Ivan Braverman

Title: President